SECOND AMENDMENT TO STOCK REDEMPTION AGREEMENT

      This Second Amendment to Stock Redemption Agreement (this "Second Amendment") is made and entered into as of June 9, 2006 between Tidel Technologies, Inc., a Delaware corporation (the "Company"), and Laurus Master Fund, Ltd., a Cayman Islands company (the "Seller").

      Reference is made to the Stock Redemption Agreement dated as of January 12, 2006, as amended by the Amendment to Stock Redemption Agreement, dated as of February 28, 2006 (as amended, the "Agreement") between the parties hereto. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

      The parties hereto agree that the Agreement be and hereby is amended as follows:

      Each of Section 4, Section 9(a) and Section 9(b) of the Agreement is amended by deleting the date "May 31, 2006" in the ultimate sentence thereof and substituting in lieu thereof the date "September 30, 2006" in each such section.

      Except as specifically amended hereby, the Agreement shall remain in full force and effect and hereby is ratified and confirmed as so amended. This Second Amendment shall not constitute a novation, satisfaction and accord, cure, release or satisfaction of the Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and conditions of the Agreement as amended by this Second Amendment, as though such terms and conditions were set forth herein and therein in full. Each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of similar import shall mean and be a reference to the Agreement as amended by this Second Amendment.

      This Second Amendment shall be governed by and construed and interpreted in accordance with the choice of law provisions set forth in, and shall be subject to the notice provisions of, the Agreement.

      This Second Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      This Second Amendment shall be effective as of April 21, 2006.

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      IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year hereinabove first set forth.

                                          TIDEL TECHNOLOGIES, INC.


                                          By:   /s/ Jerrell G. Clay
                                                -------------------
                                                Name:  Jerrell G. Clay
                                                Title:    Director

                                          LAURUS MASTER FUND, LTD.


                                          By:   /s/ Eugene Grin
                                                ---------------
                                                Name:  Eugene Grin
                                                Title:  Director





















                [Second Amendment to Stock Redemption Agreement]